NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

2003 FORM 10-K ANNUAL REPORT

March 15, 2004

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Associated Banc-Corp scheduled for 11:00 a.m. (CST) on Wednesday, April 28, 2004, at Lambeau Field, Legends Room – Associated Club Level, 1265 Lombardi Avenue, Green Bay, Wisconsin.

The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting and Proxy Statement.

Your Board of Directors and management look forward to personally greeting those shareholders who are able to attend.

Please be sure to sign and return the enclosed proxy card whether or not you plan to attend the meeting so that your shares will be voted. In the alternative, you may vote your shares via the Internet. Instructions are included with the proxy card. If you attend the Annual Meeting, you may vote in person if you wish, even if you previously have returned your proxy card or voted on the Internet. The Board of Directors joins me in hoping that you will attend.

For your convenience, we are providing space on the proxy card for any questions or comments you may have that you wish to have addressed either personally or at the Annual Meeting. We always appreciate your input and interest in Associated Banc-Corp. If you prefer, you may e-mail comments or questions to shareholders@associatedbank.com.

Sincerely,

/s/ Robert C. Gallagher

Robert C. Gallagher
Chairman

/s/ Paul S. Beideman

Paul S. Beideman
President and CEO

ASSOCIATED BANC-CORP

1200 Hansen Road
Green Bay, Wisconsin 54304

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 28, 2004

Holders of Common Stock of Associated Banc-Corp:

The Annual Meeting of Shareholders of Associated Banc-Corp will be held at Lambeau Field, 1265 Lombardi Avenue, Green Bay, Wisconsin, on Wednesday, April 28, 2004, at 11:00 a.m. (CST) for the purpose of considering and voting on:

1.	The election of three directors into Class C and one director into Class A. The Board of Directors’ nominees are named in the accompanying Proxy Statement.

2.	The amendment of the Associated Banc-Corp Articles of Incorporation to increase the number of authorized shares of Associated Banc-Corp common stock to 250,000,000 shares.

3.	The ratification of the selection of KPMG LLP as independent auditors for Associated Banc-Corp for the year ending December 31, 2004.

4.	Such other business as may properly come before the meeting and all adjournments thereof.

The Board of Directors has fixed February 20, 2004, as the record date for determining the shareholders of Associated Banc-Corp entitled to notice of and to vote at the meeting, and only holders of Common Stock of Associated Banc-Corp of record at the close of business on such date will be entitled to notice of and to vote at such meeting and all adjournments.

/s/ Brian R. Bodager

Brian R. Bodager
Chief Administrative Officer
General Counsel & Corporate Secretary

Green Bay, Wisconsin
March 15, 2004

YOUR VOTE IS IMPORTANT

YOU ARE URGED TO DATE, SIGN, AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE PROMPT RETURN OF YOUR SIGNED PROXY, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID ASSOCIATED BANC-CORP IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING.

ASSOCIATED BANC-CORP

1200 Hansen Road
Green Bay, Wisconsin 54304

PROXY STATEMENT

ANNUAL MEETING — APRIL 28, 2004

Information Regarding Proxies

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Associated Banc-Corp, hereinafter called “Associated,” to be voted at the Annual Meeting of Shareholders on Wednesday, April 28, 2004, and at any and all adjournments thereof.

Solicitation of proxies by mail is expected to commence on March 15, 2004, and the cost thereof will be borne by Associated. In addition to such solicitation by mail, some of the directors, officers, and regular employees of Associated may, without extra compensation, solicit proxies by telephone or personal interview. Arrangements will be made with brokerage houses, custodians, nominees, and other fiduciaries to send proxy materials to their principals, and they will be reimbursed by Associated for postage and clerical expenses.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by three (3) judges of election who are members of the Board and who will determine whether or not a quorum is present. The judges of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter but will be considered as present and entitled to vote for purposes of determining the presence of a quorum for the meeting.

Shareholders are urged to sign and date the enclosed proxy card and return it as promptly as possible in the envelope enclosed for that purpose. Shareholders of record can also give proxies using the Internet. The Internet voting procedures are designed to authenticate Associated’s shareholders’ identities, to allow Associated’s shareholders to give their voting instructions, and to confirm that Associated’s shareholders’ instructions have been recorded properly. Shareholders who wish to vote over the Internet should be aware that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies.

Any Associated shareholder of record desiring to vote over the Internet will be required to enter the unique control number imprinted on such holder’s Associated proxy card and, therefore, should have their Associated proxy card in hand when initiating the session. To vote over the Internet, log on to the website www.proxyvote.com, and follow the simple instructions provided. Instructions are also included on the proxy card.

Proxies may be revoked at any time prior to the exercise thereof by filing with the Secretary of Associated a written revocation or a duly executed proxy bearing a later date. Such proxies may not be revoked via the Internet.

Shares as to which proxies have been executed will be voted as specified in the proxies. If no specification is made, the shares will be voted “FOR” the election of the Board’s nominees as directors and “FOR” the other proposals listed.

The Corporate Secretary of Associated is Brian R. Bodager, 1200 Hansen Road, Green Bay, Wisconsin 54304.

Record Date and Voting Securities

The Board has fixed the close of business on February 20, 2004, as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. The securities of Associated entitled to be voted at the meeting consist of shares of its common stock, $0.01 par value (“Common Stock”), of which 73,573,624 shares were issued and outstanding at the close of business on the Record Date. Only shareholders of record at the close of business on the Record Date will be entitled to receive notice of and to vote at the meeting.

Each share of Common Stock is entitled to one vote on all matters. No other class of securities will be entitled to vote at the meeting. There are no cumulative voting rights.

Unless otherwise directed, all proxies will be voted FOR the election of each of the individuals nominated to serve as a Class C or Class A director. The three nominees in Class C and the one nominee in Class A receiving the largest number of affirmative votes cast at the Annual Meeting will be elected as directors. Unless otherwise directed, all proxies will be voted FOR Proposals 1, 2, and 3.

Corporate Report

The 2003 Corporate Report of Associated, which includes historical consolidated balance sheets, statements of income, and per share and selected financial data for the years ended December 31, 1998 through 2003, has been mailed concurrently with this proxy statement to shareholders of record. The 2003 Corporate Report and the 2003 Form 10-K Annual Report do not constitute a part of the proxy material.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board has the responsibility for establishing broad corporate policies and for the overall performance of Associated, although it is not involved in day-to-day operating details. Members of the Board are kept informed of Associated’s business by various reports and documents sent to them on a regular basis, including operating and financial reports made at Board and committee meetings by officers of Associated.

Pursuant to the Articles of Incorporation of Associated, the Board is classified into three classes, as nearly equal in size as possible, with each class of directors serving staggered three-year terms, designated as Class A, Class B, and Class C. Two directors in Class C, Messrs. Robert C. Gallagher and John C. Meng, both of whom are members of the current Board, are nominated for election at the Annual Meeting. Mr. Paul S. Beideman, President & Chief Executive Officer of Associated and a director, who has served since his appointment to fill a board vacancy in April 2003, has been nominated for election at the Annual Meeting to serve as a Class C director for a three-year term. The Class C directors will be elected to a term of three years to expire in April 2007. Ms. Ruth M. Crowley, a director who has served since her appointment to fill a board vacancy in February 2004, has been nominated for election at the Annual Meeting to serve as a Class A director for a one-year term.

Associated’s Bylaws were amended in 2002 to require that a director retire as of the first Annual Meeting subsequent to the director’s 70th birthday. In the event a director is elected to a term which would cause the director to serve beyond age 70, the director shall be allowed to serve the entire term for which he/she is elected unless said director desires to retire prior to the expiration of said term. Two current directors are over age 70. Mr. Robert S. Gaiswinkler, a Class C director, will retire and not stand for re-election in 2004. Dr. George R. Leach, a Class A director, is serving the third year of his three-year term and will retire and not stand for re-election in 2004. The remaining directors will continue to serve until their respective terms have expired or until their successors have been elected.

Associated’s Board has considered the independence of the nominees for election at the Annual Meeting and the continuing directors under the rules of the Nasdaq Stock Market (“Nasdaq”). The Board has determined that all of the nominees and continuing directors are independent under Nasdaq rules, except for Mr. Gallagher, Chairman of the Board, Mr. Beideman, CEO and President of Associated, and Mr. Conlon. Messrs. Gallagher, Beideman, and Conlon are not independent because of their service as executive officers of Associated and not due to any other transactions or relationships.

The nominees have consented to serve, if elected, and as of the date of this Proxy Statement, Associated has no reason to believe that any of the nominees will be unable to serve. Correspondence may be directed to nominees at Associated’s executive offices. Unless otherwise directed, the persons named as proxies intend to vote in favor of the election of the nominees.

The information presented below as to principal occupation and shares of Common Stock beneficially owned as of February 20, 2004, is based in part on information received from the respective persons and in part from the records of Associated.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Class C Directors, Terms Expiring in April 2007

Robert C. Gallagher has been a director of Associated since January 1982. He has served as Chairman of the Board of Associated since April 2003 and he served as Chairman, President, and Chief Executive Officer of Associated from January 2003 to April 2003. He served as President and Chief Executive Officer of Associated from April 2000 to January 2003, as President and Chief Operating Officer of Associated from October 1998 to April 2000, as Vice Chairman of Associated from July 1996 to April 1999, and as Executive Vice President from January 1982 to April 1999. Mr. Gallagher also serves as a director of WPS Resources Corporation. Age: 65.

John C. Meng has been a director of Associated since January 1991. He has served as Chairman of the Board of Schreiber Foods, Inc., Green Bay, Wisconsin, since October 1999. Schreiber Foods, Inc. markets cheese products to the food service industry and national retailers. He has served as a director of Schreiber Foods, Inc. since 1978 and as an officer since 1974, including Chairman, President, and Chief Executive Officer from May 1999 to October 1999, President and Chief Executive Officer from December 1989 to May 1999, and President and Chief Operating Officer from 1985 to 1989. Mr. Meng also serves as a director of WPS Resources Corporation. Age: 59.

Paul S. Beideman has been CEO and President of Associated Banc-Corp since April 28, 2003. He has served on the Board since July 2003. He came to Associated from Mellon Financial Corporation in Philadelphia, where he most recently served as chairman of Mellon Financial Corporation’s Mid-Atlantic Region. He has 32 years of banking experience, the last 13 in senior executive positions with Mellon. He has been President and a director of Associated Bank, National Association, an affiliate of Associated, since July 2003. Age: 54.

Class A Director, Term Expiring April 2005

Ruth M. Crowley has been a director of Associated since February 2004. She is Vice President, General Merchandise, of Harley-Davidson, Inc., a major US maker of motorcycles, a position she has held since 2000. From 1998 to 2000, she was Senior Vice President – Retail and Recreation Group, for Universal Studios in California, and has held management positions in many retail sectors of the retail industry since 1985. Age: 44.

DIRECTORS CONTINUING IN OFFICE

Class A Directors, Terms Expiring April 2005

William R. Hutchinson has been a director of Associated since April 1994. He is President of W. R. Hutchinson & Associates, Inc., an energy industry consulting company. Previously, he was Group Vice President, Mergers & Acquisitions, of BP Amoco p.l.c. from January 1999 to April 2001 and has held the positions of Vice President, Financial Operations, Treasurer, Controller, and Vice President-Mergers, Acquisitions & Negotiations of Amoco Corporation, Chicago, Illinois, from 1981 through January 1999. He has been a director of Associated Bank Chicago, a wholly owned subsidiary of Associated, since 1981. Mr. Hutchinson also serves as an independent director of 42 open- and closed-end funds in the Citi Group Fund Complex. Age: 61.

John C. Seramur has been a director and Vice Chairman of Associated since October 1997. He is presently retired. He was President, Chief Executive Officer, and Chief Operating Officer of First Financial Corporation, a thrift holding company that merged with Associated in 1997, and its subsidiary, First Financial Bank, from 1966 to 1998. Mr. Seramur also serves as a director of Vita Food Products, Inc. Age: 61.

Class B Directors, Terms Expiring April 2006

Harry B. Conlon has been a director of Associated since 1975. He is presently retired. He served as non-executive Chairman of the Board of Associated from April 2000 to January 2003. He served as Chairman of the Board and Chief Executive Officer of Associated from 1998 to 2000. He was Chairman of the Board, President, and Chief Executive Officer of Associated from 1987 to 1998 and was President and Chief Executive Officer and a director from 1975 to 1987. Age: 68.

Ronald R. Harder has been a director of Associated since July 1991. He has been the President and Chief Executive Officer of Jewelers Mutual Insurance Company, Neenah, Wisconsin, since 1982 and has been an officer since 1973. Jewelers Mutual Insurance Company is a mutual insurance company providing insurance coverage nationwide for jewelers in retail, wholesale, and manufacturing, as well as personal jewelry insurance coverage for individuals. Age: 60.

J.  Douglas Quick has been a director of Associated since July 1991. He has been President and Chief Executive Officer of Lakeside Foods, Inc., Manitowoc, Wisconsin, since 1986. Lakeside Foods, Inc. is a food processor of a diverse line of food products sold throughout the United States and the world. Age: 58.

Board Committees and Meeting Attendance

The Board held five (5) meetings during 2003. All of the directors attended at least 75% of the total number of meetings of the Board and its committees of which they were members, other than Mr. Conlon. The Board has adopted Corporate Governance Guidelines which can be found on Associated’s website at www.associatedbank.com/AboutAssociated/Investor Relations/EthicsandCorporateGovernanceInformation.

The Audit Committee, composed of Messrs. Harder (Chairman), Hutchinson, and Leach, all of whom are outside directors who meet the independence requirements set forth in Nasdaq rules, held nine (9) meetings during 2003. The Audit Committee reviews the adequacy of internal accounting controls, reviews with the independent auditors their plan and results of the audit engagement, reviews the scope and results of procedures for internal auditing, reviews and approves the general nature of audit services by the independent auditors, and reviews quarterly and annual financial statements issued by Associated. The Audit Committee has the sole authority to appoint or replace the independent auditors, subject to ratification by the shareholders at the Annual Meeting. Both the internal auditors and the independent auditors meet periodically with the Audit Committee and have free access to the Audit Committee at any time. The Charter of the Audit Committee can be found on Associated’s website at www.associatedbank.com/AboutAssociated/InvestorRelations/EthicsandCorporate GovernanceInformation.

The Administrative Committee, composed of Messrs. Gaiswinkler, Meng, Quick (Chairman), and Seramur, all of whom are outside directors who meet the independence requirements set forth in Nasdaq rules, held four (4) meetings in 2003. The Administrative Committee’s functions during 2003 included, among other duties directed by the Board, corporate governance oversight, administration of Associated’s executive compensation and employee benefit programs, and review and recommendation for Board approval the Board and committee charters and the Code of Ethics for Directors and Executive Officers. The Code of Ethics for Directors and Executive Officers and the Charter of the Administrative Committee can be found on Associated’s website at www.associatedbank.com/AboutAssociated/InvestorRelations/Ethicsand CorporateGovernanceInformation.

The Nominating and Search Committee, a committee of the Board formed in 2002 composed of Messrs. Harder, Meng, and Quick (Chairman), all of whom are outside directors who meet the independence requirements set forth in Nasdaq rules, held six (6) meetings in 2003. Mr. Gallagher served as a non-voting member of the committee during 2003. The Nominating and Search Committee’s functions during 2003 included reviewing the structure and composition of the Board, considering qualification requisites for continued Board service, recruiting new directors, and conducting a search for a new Chief Executive Officer. The Charter of the Nominating and Search Committee can be found on Associated’s website at www.associatedbank.com/About Associated/InvestorRelations/EthicsandCorporateGovernanceInformation.

The Corporate Development Committee, composed of Messrs. Beideman, Conlon, Gallagher (Chairman), Hutchinson, Meng, and Seramur, three (3) of whom (Messrs. Hutchinson, Meng, and Seramur) are outside directors who meet the independence requirements set forth in Nasdaq rules, held two (2) meetings in 2003. The Corporate Development Committee’s functions during 2003 included, among other duties directed by the Board, the review and recommendation to the Board proposals for acquisition or expansion activities. The charter of the Corporate Development Committee can be found on Associated’s website at www.associatedbank.com/AboutAssociated/InvestorRelations/EthicsandCorporate GovernanceInformation.

It is Associated’s policy that all of Associated’s directors and nominees for election as directors at the Annual Meeting attend the Annual Meeting except in cases of extraordinary circumstances. All of the nominees for election at the 2003 Annual Meeting of Shareholders and all of the other directors attended the 2003 Annual Meeting of Shareholders except for Mr. Meng, who was excused, and Associated expects all nominees and directors to attend the 2004 Annual Meeting of Shareholders.

Director Nominee Recommendations

The Nominating and Search Committee will consider any nominee recommended by a shareholder in accordance with this section under the same criteria as any other potential nominee. The Nominating and Search Committee believes that a nominee recommended for a position on the Board must have an appropriate mix of director characteristics, experience, diverse perspectives, and skills. Qualifications for nomination as a director can be found in the Nominating and Search Committee Charter. At a minimum, the core competencies should include accounting or finance experience, market familiarity, business or management experience, industry knowledge, customer-base experience or perspective, crisis response, leadership, and/or strategic planning.

A shareholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board must send a written notice by mail, c/o Corporate Secretary, Associated Banc-Corp, 1200 Hansen Road, Green Bay, Wisconsin 54304 that sets forth (i) the name, address (business and residence), date of birth, and principal occupation or employment (present and for the past five years) of each person whom the shareholder proposes to be considered as a nominee; (ii) the number of shares of Common Stock beneficially owned (as defined by Section 13(d) of the Securities Exchange Act of 1934) by each such proposed nominee; (iii) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement to shareholders prepared in connection with an election of directors pursuant to Section 14(a) of the Securities Exchange Act of 1934; and (iv) the name and address (business and residential) of the shareholder making the recommendation and the number of shares of Common Stock beneficially owned (as defined by Section 13(d) of the Securities Exchange Act of 1934) by the shareholder making the recommendation. Associated may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as a director of Associated.

Communications between Shareholders and the Board of Directors

Associated’s Board provides a process for shareholders to send communications to the Board or any of the directors. Shareholders may send written communications to the Board or any one or more of the individual directors by mail, c/o Corporate Secretary, Associated Banc-Corp, 1200 Hansen Road, Green Bay, Wisconsin 54304, or by e-mail to shareholders@associatedbank.com. All communications will be compiled by Associated’s Corporate Secretary and submitted to the Board or the individual directors on a regular basis unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to Associated or Associated’s business, or communications that relate to improper or irrelevant topics.

Director Compensation

Associated compensates each non-employee director for services by payment of an annual retainer and meeting fees. For the year ended December 31, 2003, the annual retainer was $20,000 and the meeting fee was $1,200 for each Board meeting attended. The directors received $1,000 for each committee meeting attended, with an additional annual retainer of $5,000 to the committee chairman. Directors who are employees of Associated or its affiliates do not receive separate compensation for their services as directors. Additionally, each non-employee director received a $25,000 contribution to the Associated Banc-Corp Director’s Deferred Compensation Plan (invested in Common Stock) in 2003.

Mr. Harder provided services as an advisory board director to Associated Bank, National Association, a wholly owned subsidiary of Associated. Mr. Harder was compensated at a rate of $500 per advisory board meeting attended for a total of $2,000 in 2003. Mr. Hutchinson provides services as a director to Associated Bank Chicago. Mr. Hutchinson received a $5,000 annual retainer and was compensated at a rate of $400 per board meeting attended and $300 per committee meeting attended for a total of $6,900 in 2003. Mr. Meng provides services as an advisory board director to Associated Bank, National Association. Mr. Meng was compensated at a rate of $700 per advisory board meeting attended and $300 per committee meeting attended for a total of $1,700 in 2003. Mr. Seramur provides service as a director to Associated Trust Company, National Association, a wholly owned subsidiary of Associated. Mr. Seramur was compensated at a rate of $500 per board or committee meeting attended for a total of $2,000 in 2003. Mr. Seramur also provided service as a director to Associated Bank Illinois, National Association, a wholly owned subsidiary of Associated that merged with Associated Bank, National Association, in November 2003. Mr. Seramur was compensated at a rate of $500 per board or committee meeting attended for a total of $2,000 in 2003.

STOCK OWNERSHIP

Security Ownership of Beneficial Owners

As of February 29, 2004, Associated Trust Company, National Association, a wholly owned subsidiary of Associated, was, in a fiduciary capacity, the beneficial owner of 4,856,567 shares of Common Stock, constituting 6.60% of Associated’s outstanding shares entitled to vote. Such ownership is in the capacity of fiduciary with voting and/or investment power. As a result thereof, Associated may be deemed to indirectly beneficially own such shares. No other person is known to Associated to own beneficially more than 5% of the outstanding shares entitled to vote. The information set forth below is reflective of the foregoing.

Name and Address	Title of Class	Amount and Nature of Beneficial Ownership (1)(2)(3)	Percent Of Class
Associated Trust Company, N.A. 401 East Kilbourn Avenue Milwaukee, Wisconsin 53202	Common	4,856,567	6.60%

_________________

(1)

Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares (i) the voting power thereof, including the power to vote or to direct the voting of such shares, or (ii) the investment power with respect thereto, including the power to dispose or direct the disposition of such shares. In addition, a person is deemed to beneficially own any shares of which such person has the right to acquire beneficial ownership within sixty (60) days.

(2)

In its capacity as fiduciary, Associated Trust Company, National Association, exercises voting power where authority has been granted. In other instances, Associated Trust Company, National Association, solicits voting preferences from the beneficiaries. In the event responses are not received as to voting preferences, the shares will not be voted in favor of or against the proposals.

(3)

In the capacity of fiduciary, included are 3,905,207 shares with sole voting power; 33,479 shares with shared voting power; 4,454,005 shares with sole investment power; and 307,354 shares with shared investment power.

Security Ownership of Management

Listed below is information as of February 20, 2004, concerning beneficial ownership of Common Stock for each director and Named Executive Officer (defined below) and by directors and executive officers as a group.

Title of Class	Name of Beneficial Owner	Amount of Beneficial Ownership (1)	Percent of Class
Common	Paul S. Beideman (2)	69,384	*
Common	Harry B. Conlon	425,596	*
Common	Ruth M. Crowley	---	*
Common	Robert S. Gaiswinkler	121,883	*
Common	Robert C. Gallagher	539,669	*
Common	Ronald R. Harder	12,333	*
Common	William R. Hutchinson	19,812	*
Common	George R. Leach	76,284	*
Common	Mark J. McMullen (3)	203,417	*
Common	John C. Meng	33,147	*
Common	Donald E. Peters (3)	281,682	*
Common	J. Douglas Quick	34,138	*
Common	Joseph B. Selner (3)	213,952	*
Common	John C. Seramur	397,222	*
Common	Gordon J. Weber (3)	252,914	*
Common	Directors and Executive Officers (4)	2,939,723	4.0%

* Denotes percentage is less than 1%.

(1)

Amount of beneficial ownership includes shares issuable within 60 days upon exercise of stock options owned in the following amounts shown for each of the listed beneficial owners: Mr. Beideman (17,000); Mr. Conlon (196,035); Ms. Crowley (0); Mr. Gaiswinkler (7,645); Mr. Gallagher (275,953); Mr. Harder (3,630); Mr. Hutchinson (7,645); Mr. Leach (7,645); Mr. McMullen (137,613); Mr. Meng (7,645); Mr. Peters (109,117); Mr. Quick (7,645); Mr. Selner (143,602); Mr. Seramur (7,645); Mr. Weber (154,832); and the Directors and Executive Officers as a group (1,306,721).

(2)

Equity compensation granted in 2003 consisted of: a) 50,000 nonqualified stock options; b) a 20,000 restricted share grant; and c) a 30,000 restricted performance share grant. See Agreements and Reports – Employment and Retirement Agreements for a description of vesting and award dates.

(3)	Named Executive Officer, non-director.
(4)	Includes directors and executive officers as a group (21 individuals).

All shares reported herein are owned with voting and investment power in those persons whose names are provided herein or by their spouses. Some shares may be owned in joint tenancy, by a spouse, or in the names of minor children.

Executive Compensation

The following table sets forth information concerning all cash compensation paid or accrued for services rendered in all capacities to Associated and affiliates for the fiscal years ended December 31, 2003, 2002, and 2001, of the persons who served as Chief Executive Officer of Associated and the other four (4) most highly compensated executive officers of Associated during the fiscal year ended December 31, 2003 (the “Named Executive Officers”).

                                                      Summary Compensation Table
                                                                                Long-Term Compensation
                                                  Annual Compensation                             Awards
                                                   (1)
                                                              Other Annual                    Securities
                                                              Compen-sation   Restricted      Underlying       All Other
    Name and Principal               Salary                      ($)(3)     Stock Awards    Options/SARs    Compensa-tion
       Position (2)           Year     ($)       Bonus ($)                       ($)           (#) (4)          ($) (5)
Robert C. Gallagher           2003    657,692     250,000                                             0       108,390   (6)
Chairman                      2002    600,000     600,000                                        55,000         80,705
                              2001    557,705     400,000                                        55,000         51,451

Paul S. Beideman              2003    380,769    420,000 (7)     357,104    1,743,500 (8)        50,000           576   (9)
President & CEO

Gordon J. Weber               2003    344,231     172,500                                        30,000         56,441 (10)
Director, Corporate           2002    325,000     175,500                                        33,000         39,165
Banking                       2001    299,051     150,000                                        33,000         27,155

Mark J. McMullen              2003    289,231     145,000                                        25,000         44,969 (11)
Director, Wealth              2002    270,000      86,265                                        27,500         31,810
Management                    2001    259,423      83,070                                        27,500         23,862

Donald E. Peters              2003    289,615     120,000                                        25,000         47,652 (12)
Director, Systems &           2002    279,999     117,600                                        27,500         34,216
Operations                    2001    269,624     107,730                                        27,500         21,425

Joseph B. Selner              2003    259,038     140,000                                        25,000         40,992 (13)
Chief Financial Officer       2002    235,000     112,800                                        27,500         26,127
                              2001    219,231     105,600                                        27,500         16,422
 (1)  Includes amounts earned and payable during the fiscal year whether or not receipt of such amounts was deferred at the election of the Named Executive Officer. All Named Executive Officers are eligible to participate in the Associated Deferred Compensation Plan. During 2003, one of the Named Executive Officers, Mr. Gallagher, participated in this plan. (See "Agreements and Reports.")
 (2)  Mr. Gallagher served as CEO of Associated from January 1 to April 28, 2003, and continued as executive Chairman of the Board through January 31, 2004. Mr. Beideman has served as CEO of Associated since April 28, 2003; compensation reflected is for partial year.
 (3)  Perquisites that are less than $50,000 in the aggregate for any Named Executive Officer are not disclosed in the table in accordance with SEC rules. Such perquisites for Mr. Beideman include payment of club dues, auto expenses, relocation expenses, and tax reimbursement payments.
 (4)  Option grants reflect a 10% stock split effected in the form of a stock dividend in 2002.
 (5)  Contributions to the Associated Banc-Corp Profit Sharing & Retirement Savings Plan (including the 401(k) Plan) (the "Retirement Plan") were made to the accounts of the Named Executive Officers. Contributions to the Associated Supplemental Executive Retirement Plan (the "SERP"), which provides retirement benefits to executives selected by the Administrative Committee without regard to the limitations set forth in Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"), were made to the accounts of the Named Executive Officers. Life insurance premiums were paid by Associated for the Named Executive Officers.
 (6)  Includes payment of Retirement Plan contribution of $30,145, SERP contribution of $77,777, and life insurance premiums of $468.
 (7)  Mr. Beideman received a performance bonus of $320,000 and a signing bonus of $100,000. See Agreements and Reports - Employment and Retirement Agreements for a description of these benefits.
 (8)  Mr. Beideman received a 20,000 restricted share grant and a 30,000 restricted performance share grant. The value of the award reflected in the table above is based upon the closing price of Associated stock on the date of grant of $34.87. See Agreements and Reports - Employment and Retirement Agreements for a description of vesting and award dates. Ten thousand shares vested at December 31, 2003. The fair market value of the restricted share grants as of year-end 2003 was $2,140,000, based on a closing price of $42.80 at December 31, 2003.
 (9)  Includes payment of life insurance premiums of $576.
(10)  Includes payment of Retirement Plan contribution of $30,145, SERP contribution of $25,720, and life insurance premiums of $576.
(11)  Includes payment of Retirement Plan contribution of $30,145, SERP contribution of $14,248, and life insurance premiums of $576.
(12)  Includes payment of Retirement Plan contribution of $30,145, SERP contribution of $16,931, and life insurance premiums of $576.
(13)  Includes payment of Retirement Plan contribution of $30,145, SERP contribution of $10,271, and life insurance premiums of $576.

Stock Options

The table below provides information concerning stock options granted to the Named Executive Officers during 2003.

                                                 Option/SAR Grants in Last Fiscal Year
                                                                                             Potential Realizable
                                                                                     Value at Assumed Annual Rates
                                                                                      of Stock Price Appreciation
                                Individual Grants                                           For Option Term
----------------------------------------------------------------------------------  --------------------------------
                           Number of        % of Total
                           Securities      Options/SARs    Exercise
                           Underlying       Granted to      or Base
                          Options/SARs     Employees in      Price    Expiration
                        Granted (#) (1)     Fiscal Year                                  5% ($)         10% ($)
     Name                                                   ($/Sh)       Date

R. C. Gallagher                     0           ---           ---         ---                    ---            ---
P. S. Beideman                 50,000          7.12%        34.8700     4-28-13         1,096,477.78   2,778,689.98
G. J. Weber                    30,000          4.27%        34.4690     1-22-13           650,321.06   1,648,041.27
M. J. McMullen                 25,000          3.56%        34.4690     1-22-13           541,934.22   1,373,367.72
D. E. Peters                   25,000          3.56%        34.4690     1-22-13           541,934.22   1,373,367.72
J. B. Selner                   25,000          3.56%        34.4690     1-22-13           541,934.22   1,373,367.72

_________________

(1)     Options vest in equal amounts over three years and expire on the ten-year anniversary of the date of the grant.

Option Exercises and Fiscal Year-End Holdings

The following table provides information concerning the stock option exercises in 2003 and the unexercised stock options held by each Named Executive Officer as of December 31, 2003.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values (1)

                                                           Number of Securities            Value of Unexercised
                                                          Underlying Unexercised        In-the-Money Options/SARs
                                                        Options/SARs at FY-End (#)            at FY-End ($) (3)
                                                                    (2)
                      Shares Acquired      Value
         Name         on Exercise (#) Realized ($) (4)  Exercisable    Unexercisable    Exercisable    Unexercisable

R. C. Gallagher               25,000          519,880       260,775           18,150       4,031,864         246,758
P. S. Beideman                   ---              ---           ---           50,000             ---         396,500
G. J. Weber                    5,100           53,124       131,344           62,670       2,330,627         636,180
M. J. McMullen                11,956          215,514       124,097           52,225       2,244,314         530,150
D. E. Peters                     ---              ---        84,450           52,225       1,214,066         530,150
J. B. Selner                  19,965          359,873       127,531           52,225       2,216,663         530,150

_________________

(1)	The exercise price for each grant was 100% of the fair market value of the shares on the date of grant. All granted options are exercisable within ten (10) years from the date of grant. Within this period, each option is exercisable from time to time in whole or in part.
(2)	Pursuant to the current provisions of the Amended and Restated Long-Term Incentive Stock Plan (the "Stock Plan") and the 2003 Long-Term Incentive Plan (the "2003 Plan"), all options and other awards under the Stock Plan shall immediately vest and become exercisable upon the occurrence of a Change in Control of Associated. Such vesting of options shall result in all options and corresponding SARs becoming immediately exercisable and all Performance Shares and other awards being immediately payable. The definition of Change of Control is substantially the same as under the Associated Change of Control Plan. See "Agreements and Reports."
(3)	Total value of unexercised options is based on the market price of Associated common stock, as reported on The Nasdaq Stock Market on December 31, 2003, of $42.80 per share.
(4)	Market price at date of exercise of options, less option exercise price, times number of shares, equals value realized.

Executive Retirement Plans

The following table sets forth, with respect to the Associated Retirement Account Plan (the "Account Plan") and the SERP, the estimated annual retirement benefit payable at age 65 as a straight-life annuity, based on specified earnings and service levels and a benefit-indexing rate of 5%:

 Average Total
     Annual                                 Annual Benefit After Specified Years in Plan ($) (2)
 Compensation
     ($)(1)          10           15            20           25            30            35           40            45
        350,000      26,410        45,320       69,440       100,240       139,510      189,665       253,680       335,370
        400,000      30,190        51,790       79,360       114,560       159,440      216,760       289,920       383,280
        450,000      33,960        58,260       89,280       128,880       179,370      243,855       326,160       431,190
        500,000      37,730        64,740       99,200       143,200       199,300      270,950       362,400       479,100
        550,000      41,510        71,210      109,120       157,520       219,230      298,045       398,640       527,010
        600,000      45,280        77,680      119,040       171,840       239,160      325,140       434,880       574,920
        650,000      49,050        84,160      128,960       186,160       259,090      352,235       471,120       622,830
        700,000      52,830        90,630      138,880       200,480       279,020      379,330       507,360       670,740
        750,000      56,600        97,100      148,800       214,800       298,950      406,425       543,600       718,650
        800,000      60,370       103,580      158,720       229,120       318,880      433,520       579,840       766,560
        850,000      64,150       110,050      168,640       243,440       338,810      460,615       616,080       814,470
        900,000      67,920       116,520      178,560       257,760       358,740      487,710       652,320       862,380
        950,000      71,690       123,000      188,480       272,080       378,670      514,805       688,560       910,290
      1,000,000      75,470       129,470      198,400       286,360       398,630      541,920       724,800       958,200
      1,050,000      79,240       135,950      208,320       300,680       418,560      569,020       761,040     1,006,110
      1,100,000      83,010       142,420      218,240       315,000       438,500      596,110       797,280     1,054,020

_________________

(1)	Reflects amounts disclosed as salary and bonus for each of the Named Executive Officers.
(2)

The retirement benefits shown above are not subject to any deductions for social security or other offsetting amounts, and the annual retirement benefits are subject to certain maximum limitations under the Code (such limitation was $200,000 for 2003).

The following table sets forth, with respect to the Account Plan and the SERP for Named Executive Officers, the credited years of service to date and at age 65:

	Credited Years of Service to Date	Credited Years of Service at Age 65
R. C. Gallagher P. S. Beideman G. J. Weber M. J. McMullen D. E. Peters J. B. Selner	23 1 34 23 22 31	23 11 42 32 32 39

REPORT OF THE ADMINISTRATIVE COMMITTEE

OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Committee. The Administrative Committee of the Board (the “Committee”) supervises Associated’s executive compensation policies and programs. It establishes the base salary and incentive compensation of the chief executive officer and approves base salaries and bonuses of twenty (20) other executive officers. The Committee must have three (3) or more independent members, as that term is defined by Nasdaq rules and regulations. The Committee currently has four (4) independent members.

Compensation Policy. Associated’s policy is to have base salaries for executive officers that generally are near the median level for employees having comparable responsibility for financial institutions of comparable size. Annual bonuses are closely related to corporate-wide and business unit financial performance goals and individual goals. The financial goals emphasize earnings per share, return on equity, return on assets, loan quality, and expense control. Specific goals are set on an individual basis for each executive officer to reflect differences in responsibilities and other relevant factors. When plan results are exceeded, Associated’s policy permits total compensation to exceed median levels for institutions of comparable size. Long-term incentives are provided through stock-based awards that directly relate a portion of the executive officers’ long-term remuneration to stock price appreciation realized by Associated’s shareholders. A long-term cash program has been established to provide awards to select executives if certain earnings goals are achieved through a defined performance period.

The goal of this compensation policy is to provide competitive remuneration to attract and retain high quality executives and to provide appropriate incentives for those employees to enhance shareholder value while avoiding arrangements that could result in expense that is not justified by performance. As long as this basic goal is being achieved, the Committee relies to a great extent on the judgment of the chief executive officer in establishing salary, incentive, and long-term incentive compensation for executive officers other than the chief executive officer.

Independent Consultant. To assist it in supervising the compensation policy, the Committee relies upon an independent outside consultant who provides data regarding compensation practices of financial institutions. The independent outside consultant prepared and presented a report to the Committee at its December 17, 2003, meeting. Competitive compensation levels considered by the Committee are based upon the results of several compensation surveys and the analysis of the consultant as to appropriate adjustments to make meaningful comparisons to the compensation of Associated’s executive officers. The surveys used by the consultant overlap and may cover a larger number and greater variety of institutions than are included in the Nasdaq Bank Index referred to under the heading “Shareholder Return Performance Presentation — Stock Price Performance Graph.” Adjustments made by the consultant to the survey data account for differences in corporate size, business lines, and position responsibilities.

Base Salaries. Salaries paid to executive officers (other than the chief executive officer) are based upon the chief executive officer’s assessment of the nature of the position and the contribution and experience of the executive officer. In 2003, base salaries for executive officers as a group were near the median of competitive levels as determined by competitive market data. The chief executive officer reviews with the Committee all salary recommendations for executive officers other than the chief executive officer. The Committee is responsible for approving or disapproving those recommendations based upon Associated’s compensation policy.

Annual Incentives. Annual incentives are awarded to executive officers at the discretion of the Committee at the end of each year. The amount of incentive, if any, for each executive officer (other than the chief executive officer) is recommended to the Committee by the chief executive officer based upon an evaluation by the chief executive officer of the achievement of the corporate-wide, business unit, and personal performance goals established for each officer by the chief executive officer at the beginning of the year and, where appropriate, modified during the year to reflect changed conditions. Corporate performance goals and business unit goals such as earnings growth, return on assets, and return on equity are considered. In 2003, the Committee approved incentives recommended to it by Messrs. Beideman and Gallagher.

Chief Executive Officer Salary and Incentives. The 2003 base salary for Mr. Gallagher was established at a level that the Committee believed would not exceed a median level based upon the analysis of competitive data by the Committee’s consultant. Mr. Gallagher’s incentive compensation for 2003 was established based upon the Committee’s overall evaluation of his performance, including the achievement of corporate financial performance goals and individual goals that were established during the year. The financial goals required increased earnings per share and also included achievement of designated levels of return on assets, return on equity, and loan quality statistics. An earnings per share threshold was established early in the year. This threshold was required to have been met in order for the chief executive officer to have received an incentive. Achievement of other corporate performance goals was considered in general, and no formula giving designated weights to particular goals was used. Mr. Gallagher’s salary and incentive for 2003 reflected the fact that the earnings per share threshold and all other goals were achieved.

The 2003 base salary for Mr. Beideman was established at a level based upon an analysis of competitive data. See Agreements and Reports – Employment and Retirement Agreements for a description of the terms of Mr. Beideman’s Employment Agreement. Mr. Beideman’s incentive compensation for 2003 was established based upon the Committee’s overall evaluation of his performance, including the achievement of corporate financial performance goals and individual goals that were established at the time of his hire. The financial goals included specified levels for earnings per share and achievement of designated levels of return on assets, return on equity, and loan quality statistics. The financial goals were required to have been met in order for the chief executive officer to have received an incentive. Achievement of other corporate performance goals was considered in general, and no formula giving designated weights to particular goals was used. Mr. Beideman’s salary and incentive for 2003 reflected the fact that the earnings per share threshold and all other goals were achieved.

Incentive Benefits. The Committee administers and grants options under the Stock Plan and the 2003 Plan. Options have been granted at irregular intervals in the past. During 2003, options for 702,175 shares were granted to 381 employees under the Stock Plan. These options have 10-year terms, vest in stages over the first three (3) years, and have exercise prices equal to 100% of market value on the date of grant. The value of the shares covered by these options (based upon the option price) ranged from about 5% of annual salary to 50% of annual salary. Grants to Mr. Beideman under the 2003 Plan consisted of 50,000 nonqualified stock options, a 20,000 restricted share grant, and a 30,000 restricted performance share grant. See Agreements and Reports – Employment and Retirement Agreements for a description of vesting and award dates. Option recipients and amounts (for employees other than the chief executive officer) were recommended to the Committee by the chief executive officer based upon competitive market guidelines for these positions and based upon his judgment of position and performance of each recipient and the ability of that recipient to effect overall corporate performance.

The Committee administers the Associated Banc-Corp Incentive Compensation Plan (the “Compensation Plan”). Mr. Beideman was granted an award in 2003 under the Compensation Plan. See Agreements and Reports – Employment and Retirement Agreements for a description of the terms of Mr. Beideman’s Employment Agreement. Cash incentive payments have been authorized during 2003 that are payable based on achieving performance goals under an established performance period. The amounts recommended for the chief executive officer (and for employees other than the chief executive officer) were recommended to the Committee by the chief executive officer based upon competitive market guidelines for the positions and based upon his judgment of position and performance of each recipient and the ability of that recipient to effect overall corporate performance. The Committee’s award of benefits under these incentive benefit plans to the chief executive officer was based upon guidelines presented by the consultant.

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Code, enacted in 1993, generally disallows a federal income tax deduction to public companies for compensation over $1,000,000 paid to the corporation’s chief executive officer and the four (4) other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Committee’s policy with respect to Section 162(m) of the Code is to qualify such compensation for deductibility where practicable. Options and performance shares granted under the Stock Plan have been structured to qualify as performance-based compensation and, accordingly, the compensation realized upon the exercise of such options will be fully deductible by Associated. The Committee anticipates that the compensation from Associated to Messrs. Beideman and Gallagher during the fiscal year ended December 31, 2003, will exceed the limits on deductibility.

ADMINISTRATIVE COMMITTEE

J. Douglas Quick, Chairman John C. Meng, Member	Robert S. Gaiswinkler, Member John C. Seramur, Member

The Report of the Administrative Committee of the Board of Directors on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent Associated specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Administrative Committee Interlocks and Insider Participation

A corporation of which Mr. Quick is an executive officer had loans with subsidiary banks of Associated. A corporation of which Mr. Meng is an executive officer had loans with subsidiary banks of Associated. A partnership of which Mr. Seramur has an interest had loans with subsidiary banks of Associated. See “Interest of Management in Certain Transactions,” below. There are no other interlocking relationships as defined by the Securities and Exchange Commission, and no Associated officer or employee is a member of the Committee.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

Stock Price Performance Graph

Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return (change in year-end stock price plus reinvested dividends) on Associated’s Common Stock with the cumulative total return of the Nasdaq Bank Index and the S&P 500 Index for the period of five (5) fiscal years commencing on January 1, 1999, and ending December 31, 2003. The Nasdaq Bank Index is prepared for Nasdaq by the Center for Research in Securities Prices at the University of Chicago. The graph assumes that the value of the investment in Common Stock and for each index was $100 on December 31, 1998.

Source: Bloomberg

Historical stock price performance shown on the graph is not necessarily indicative of the future price performance.

The Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent Associated specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

AGREEMENTS AND REPORTS

Deferred Compensation Agreements. Associated adopted a nonqualified deferred compensation plan in December 1994 (the “Deferred Compensation Plan”) to permit certain senior officers to defer current compensation to accumulate additional funds for retirement. The CEO and sixty-four (64) officers are currently eligible to participate under the Deferred Compensation Plan, including each of the Named Executive Officers. During 2003, one (1) of the Named Executive Officers, Mr. Gallagher, participated in the Deferred Compensation Plan. Pursuant to the Deferred Compensation Plan, each year eligible officers may elect to defer a portion of his or her base salary and/or annual incentive compensation. The officer will receive payment of deferred amounts in ten (10) equal annual installments at his or her anticipated retirement date. In addition, under certain limited circumstances described in the plan, the officer may receive distributions during employment. If the officer’s services are terminated voluntarily or involuntarily, he or she retains all rights to the undistributed amounts credited to his or her account. All funds deferred have been placed in a trust with an independent third party trustee. Investment results on funds in the trust will vary depending on investments selected and managed by the trustee.

Associated Banc-Corp Directors’ Deferred Compensation Plan. Through its acquisition of other banks and bank holding companies, Associated became the sponsor of several plans under which the directors of the acquired organizations had deferred their director compensation (the “Predecessor Plans”). To simplify ongoing administration of the Predecessor Plans, the Company established the Associated Banc-Corp Directors’ Deferred Compensation Plan (the “Directors’ Plan”), and merged the Predecessor Plans into the Directors’ Plan, effective July 1, 1999. Each non-employee director received a $25,000 contribution to the Directors’ Plan on April 30, 2003, which was invested in Common Stock.

Change of Control Plan. Associated maintains a Change of Control plan (the “Plan”) to provide severance benefits to the chief executive officer and certain senior officers in the event of their termination of employment following a Change of Control of Associated (as defined below). The chief executive officer and twenty-two (22) senior officers are currently designated to participate under the Plan, and prior to a Change of Control, from time to time, the chief executive officer is authorized to designate additional participating senior officers. All of the Named Executive Officers participated in the Plan in 2003.

If within three (3) years following a Change of Control (or in anticipation of and preceding a Change of Control) a termination of employment occurs either involuntarily or for Good Reason (as defined below), a participant may, at the discretion of Associated, receive either a lump sum payment or installment payments reflected in the Plan schedule in effect at the date of such termination. Such payment will also include legal fees and expenses related to termination of employment or dispute of benefits payable under the Plan, if any. “Good Reason” includes a change in the employee’s duties and responsibilities which are inconsistent with those prior to the Change of Control, a reduction in salary, or a discontinuation of any bonus plan or certain other compensation plans, a transfer to an employment location greater than fifty (50) miles from the employee’s present office location, or certain other breaches. Benefits are not paid in the event of retirement, death, or disability, or termination for Cause, which generally includes willful failure to substantially perform duties or certain willful misconduct. The Plan provides participants with benefits in either lump sum or installment payments, at the election of Associated. The total benefits payable include one (1) to three (3) years (the “Continuation Period”) of base salary and incentive compensation and continued health, welfare, and life insurance benefits during the Continuation Period. In addition, upon termination, participants will be entitled to age and service credit for the Continuation Period under all retirement programs and supplemental retirement plans in which they participate. If installment payments are elected by Associated, the salary and incentive compensation payments shall be paid ratably over the Continuation Period. The respective Continuation Period for each participant is specified in the Plan schedule. Currently, Messrs. Beideman and Gallagher are entitled to a three-year Continuation Period, and Messrs. McMullen, Peters, Selner, and Weber are entitled to a two-year Continuation Period. The Plan also provides for gross-up payments for any excise taxes incurred under Section 280G of the Code as a result of any benefits paid to the participants in connection with a Change of Control. The Plan, including the Plan schedule, may be amended, subject to certain limitations, at any time by Associated prior to a Change of Control.

A “Change of Control” under the Plan shall occur if an offer is accepted, in writing, with respect to any of the following: (a) a change of ownership of 25% or more of the outstanding voting securities of Associated; (b) a merger or consolidation of Associated with or into a corporation, and as a result of such merger or consolidation, less than 75% of the outstanding voting securities of the surviving or resulting corporation will be owned in the aggregate by the shareholders of Associated who owned such securities immediately prior to such merger or consolidation, other than affiliates (within the meaning of the Exchange Act) of any party to such merger or consolidation; (c) a sale by Associated of at least 85% of its assets to any entity which is not a member of the control group of corporations, within the meaning of Section 1563 of the Code, of which Associated is a member; or (d) an acquisition by a person, within the meaning of Section 3(a)(9) or 13(d)(3) of the Exchange Act, of 25% or more of the outstanding voting securities of Associated (whether directly, indirectly, beneficially, or of record).

The Associated Banc-Corp Amended and Restated Long-Term Incentive Stock Plan. The Board believes that in order to more closely align the interest of certain key employees with those of Associated’s shareholders, it is important to encourage stock ownership and thereby provide long-term incentives and rewards to those key employees of Associated and its affiliates who are in a position to contribute to its long-term success and growth. The Board believes that the Stock Plan assists it in retaining and attracting key employees with requisite experience and ability. The Board also believes that the authority to grant additional options or other stock-based awards will enhance Associated’s flexible incentive-based compensation to attract and retain employees of experience and ability. The Stock Plan is not a “qualified plan” under the Code, nor is it subject to ERISA. The Stock Plan was adopted by the Board and approved by the shareholders in 1987. Initially, 600,000 shares of Associated’s Common Stock were authorized for issuance upon the exercise of options held by plan participants. The Board on January 26, 1994, authorized an increase in the number of shares available for issuance under the Stock Plan by an additional 600,000 shares, and the shareholders approved the increase on April 25, 1994. The Board on January 22, 1997, authorized an increase in the number of shares available for issuance under the Stock Plan by an additional 600,000 shares, and the shareholders approved the increase on April 23, 1997. The Board on January 28, 1998, authorized an increase in the number of shares available for issuance under the Stock Plan by an additional 1,500,000 shares, and the shareholders approved the increase on April 22, 1998. The Board on January 23, 2002, authorized an increase in the number of shares available for issuance under the Stock Plan by an additional 3,000,000 shares, and the shareholders approved the increase on April 24, 2002, and extended the term of the plan an additional ten (10) years to April 24, 2012. As a result of stock dividends declared and paid by Associated, as well as adjustments made for restricted shares and the lapse of performance shares, the total authorized shares under the Stock Plan was 9,440,575 shares. As of December 31, 2003, a total of 6,918,958 grants for shares of Common Stock had been issued under the Stock Plan. The total authorized shares have been adjusted for the cancellation of grants for shares, resulting in 3,171,947 shares remaining available to be issued under the Stock Plan.

1999 Nonqualified Stock Option Plan. Effective as of July 28, 1999, the Board adopted the Associated Banc-Corp 1999 Non-Qualified Stock Option Plan (the “NQSO Plan”), commonly known as ValueShares. The Committee administers the NQSO Plan. The purpose of the NQSO Plan is to retain competent personnel and provide employees with long-term incentives for high levels of performance by providing them with the means to acquire a proprietary interest in Associated’s success. Under the NQSO Plan, all employees who meet certain eligibility criteria may receive grants of non-qualified stock options. The options will vest in full thirty-six (36) months following their grant. If an employee’s employment terminates for any reason other than death, retirement, or disability, all unvested and any vested but unexercised options will terminate immediately. If an employee retires or becomes disabled after their options vest, the options will remain exercisable. All options granted under the NQSO Plan will terminate on the tenth anniversary of the date of grant unless the Committee determines otherwise. In addition, other than in the event of the death of an employee, options may not be transferred to any other person and shall be exercisable during their lifetime only by the employee. As a result of stock dividends declared and paid by Associated, as well as adjustments made for restricted shares and the lapse of performance shares, the total authorized shares under the Stock Plan was 2,420,000 shares. As of December 31, 2003, a total of 885,593 grants for shares of Common Stock had been issued under the Stock Plan. The total authorized shares have been adjusted for the cancellation of grants for shares, resulting in 1,818,104 shares remaining available to be issued under the Stock Plan.

2003 Long-Term Incentive Plan. Effective as of January 1, 2003, the Board adopted the 2003 Plan, which was approved by shareholders on April 23, 2003. The Committee administers the Plan. The purpose of the 2003 Plan is to associate more closely the interests of certain key employees of Associated and its affiliated units and directors of Associated with those of Associated’s shareholders by encouraging stock ownership, to provide long-term stock and cash incentives and rewards to those key employees of Associated and its affiliated units who are in a position to contribute to the long-term success and growth of Associated, and to assist Associated in attracting and retaining key employees with requisite experience and ability. Grants of 50,000 options, 20,000 restricted shares, and 30,000 restricted performance shares have been granted under the 2003 Plan. Under the 2003 Plan, all employees who meet certain eligibility criteria may receive grants of non-qualified stock options. The options will vest in full 36 months following their grant. If an employee’s employment terminates for any reason other than death, retirement, or disability, all unvested and any vested but unexercised options will terminate immediately. If an employee retires or becomes disabled after their options vest, the options will remain exercisable for a period of one year following the date of the event. All options granted under the 2003 Plan will terminate on the tenth anniversary of the date of grant unless the Committee determines otherwise. In addition, other than in the event of the death of an employee, options may not be transferred to any other person and shall be exercisable during their lifetime only by the employee. Two million nine hundred thousand (2,900,000) shares are available to be issued under the 2003 Plan.

The Associated Banc-Corp Incentive Compensation Plan. Effective as of January 1, 2003, the Board adopted the Compensation Plan, which was approved by shareholders on April 23, 2003. The Committee administers the Compensation Plan. The Compensation Plan is intended to promote the success of Associated, associate more closely the interests of certain key employees of Associated with the interests of Associated, to provide incentives to those key employees of Associated who are in a position to contribute to the long-term success and growth of Associated, and to assist Associated in attracting and retaining key employees with requisite experience and ability. Amounts paid under the Compensation Plan are intended to qualify as “performance-based compensation” under Code section 162(m). The Board views the issuance of awards under the Compensation Plan to key employees as advisable to attract and retain the service of individuals essential to Associated’s success. The purpose of the Compensation Plan is to encourage and enable the key employees of Associated, upon whose judgment, initiative, and efforts Associated will largely depend for the successful conduct of its business, and to reward participants for their contribution to the success of Associated. It is anticipated that providing such persons with awards under the Compensation Plan will assure a close identification of their interests with those of Associated, thereby stimulating their efforts on Associated’s behalf.

The table below describes payments that may be made under the Compensation Plan to Named Executive Officers upon the achievement of earnings goals established for the performance period of January 1, 2003, through December 31, 2005. Any payments under the Compensation Plan are to be made after December 31, 2005.

                                                       Long-Term Incentive Plan
                                                      Awards in Last Fiscal Year

                                                               Potential payout under non-stock price-based plan *
                              Performance or other period
Name                          until maturation or payout        Threshold ($)      Target ($)         Maximum ($)
P. S. Beideman                     1/1/03 - 12/31/05               209,000           550,000          1,034,000
R. C. Gallagher                           N/A                          N/A               N/A                N/A
G. J. Weber                        1/1/03 - 12/31/05               131,100           345,000            648,600
M. J. McMullen                     1/1/03 - 12/31/05               110,200           290,000            545,200
D. E. Peters                       1/1/03 - 12/31/05               110,200           290,000            545,200
J. B. Selner                       1/1/03 - 12/31/05                98,800           260,000            448,800

_________________

*	The criteria for payouts are based upon cumulative basic earnings per share growth over a three-year period (target payout is at 10% annual growth in basic earnings per share) times a peer group modifier.

Employment and Retirement Agreements. Mr. Beideman is a party to a three-year Employment Agreement with Associated dated April 17, 2003. Under the terms of this Agreement, Mr. Beideman received a salary of $600,000 in 2003 and is to receive $660,000 in 2004. Mr. Beideman also received a one-time signing bonus of $100,000. Mr. Beideman is eligible to receive an annual incentive bonus for 2003 in an amount at least equal to $320,000 and $462,000 in 2004. In addition to this incentive bonus, Mr. Beideman was named a participant in the 2003 Plan, which could provide him with an additional bonus (payable in 2004 and subject to performance goals) of $200,000 (pro-rated for 2003). In 2006, Mr. Beideman could receive an award of $552,000 if long-term performance goals are achieved in each year of the 2003-2005 fiscal year period. Mr. Beideman received a nonqualified stock option grant of 50,000 options, with a three-year stepped vesting schedule. Additionally, he received a restricted stock award for an aggregate of 20,000 shares, with 10,000 shares to vest on his third anniversary date, 5,000 shares on his fourth anniversary date, and 5,000 shares on his fifth anniversary date. Should Mr. Beideman terminate employment with Associated prior to April 28, 2005, he will be entitled to receive 10,000 shares of this restricted stock award. Lastly, Mr. Beideman received a restricted performance award for an aggregate of 30,000 shares, with 10,000 shares to be payable provided the performance measures applicable to him for calendar year 2003 are satisfied; 10,000 shares provided the performance measures applicable to him for calendar year 2004 are satisfied; and 10,000 shares provided the performance measures applicable to him for calendar year 2005 are satisfied.

Section 16(a) Beneficial Ownership Reporting Compliance. Under Section 16(a) of the Exchange Act, Associated’s directors and executive officers, as well as certain persons holding more than 10% of Associated’s stock, are required to report their initial ownership of stock and any subsequent change in such ownership to the Securities and Exchange Commission, Nasdaq, and Associated (such requirements hereinafter referred to as “Section 16(a) filing requirements”). Specific time deadlines for the Section 16(a) filing requirements have been established.

To Associated’s knowledge, based solely upon a review of the copies of such reports furnished to Associated, and upon written representations that no other reports were required, with respect to the fiscal year ended December 31, 2003, Associated’s officers, directors, and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except for Mr. Beideman for whom one (1) transaction was reported late; Mr. Gallagher for whom one (1) transaction was reported late; Mr. Weber for whom two (2) transactions were reported late; Mr. Hutchinson for whom one (1) transaction was reported late; Mr. Meng for whom one (1) transaction was reported late; and Mr. Quick for whom one (1) transaction was reported late.

Interest of Management in Certain Transactions

Various officers and directors of Associated and its subsidiaries, members of their families, and the companies or firms with which they are associated were customers of, and had banking transactions with, one or more of Associated’s subsidiary banks in the ordinary course of each such bank’s business during 2003. The percentage of consolidated shareholders’ equity represented by loans made in such transactions was 2.2% at December 31, 2003. Additional transactions may be expected to take place in the ordinary course of business in the future. All loans and commitments to loans included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of the management of Associated’s subsidiary banks, did not involve more than a normal risk of collectibility or present other unfavorable features.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is responsible for providing independent, objective oversight of Associated’s accounting functions and internal controls. The Audit Committee is currently composed of three directors, each of whom meet the independence requirements set forth in Nasdaq rules. The Audit Committee operates under a written charter approved by the Board. The Charter of the Audit Committee can be found at Associated’s website at www.associatedbank.com/About Associated/InvestorRelations/EthicsandCorporateGovernanceInformation. Associated’s Board has also determined that one of the members of the Audit Committee, Mr. Hutchinson, is an “audit committee financial expert,” based upon education and work experience. Associated believes Mr. Hutchinson qualifies as an “audit committee financial expert” based upon his experience as Group Vice President, Mergers & Acquisitions, of BP Amoco p.l.c. from January 1999 to April 2001 and Vice President, Financial Operations, Treasurer, Controller, and Vice President-Mergers, Acquisitions & Negotiations of Amoco Corporation, Chicago, Illinois, from 1981 to 1999.

Management is responsible for Associated’s internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of Associated’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the December 31, 2003, consolidated financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representations of management and the independent accountants, the Audit Committee recommended that the Board include the audited consolidated financial statements in Associated’s Annual Report on Form 10-K for the year ended December 31, 2003, to be filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Ronald R. Harder, Chairman           William R. Hutchinson, Member          George R. Leach, Member

The foregoing Report of the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent Associated specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Associated’s annual financial statements for 2003 and 2002, and fees billed for other services rendered by KPMG LLP.

                                                                                      2002               2003
Audit Fees (1)                                                                       $403,100           $380,120
Audit-related fees (2)                                                                152,300            162,200
Audit and audit-related fees                                                          555,400            542,320
Tax fees (3)                                                                           30,547             94,830
All other fees
                                                                                          ---                ---
         Total fees                                                                  $585,947           $637,150

_________________

(1)

Audit fees include those necessary to perform the audit and quarterly reviews of Associated’s consolidated financial statements. In addition, audit fees include audit or other attest services required by statute or regulation, such as comfort letters, consents, reviews of SEC filings, and reports on internal controls.

(2)	Audit-related fees consist principally of fees for recurring and required financial statement audits of certain subsidiaries, employee benefit plans, and common trust funds.
(3)	Tax fees consist of fees for tax consultation and tax compliance services.

The Audit Committee is responsible for reviewing and pre-approving any non-audit services to be performed by Associated’s outside auditors. The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee to act between meetings of the Audit Committee. Any pre-approval given by the Chairman of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee or Chairman of the Audit Committee reviews and, if appropriate, approves non-audit service engagements, taking into account the proposed scope of the non-audit services, the proposed fees for the non-audit services, whether the non-audit services are permissible under applicable law or regulation, and the likely impact of the non-audit services on the outside auditors’ independence.

Since the effective date of the SEC’s rules requiring pre-approval of non-audit services on May 6, 2003, each new engagement of Associated’s outside auditors to perform non-audit services has been approved in advance by the Audit Committee or the Chairman of the Audit Committee pursuant to the foregoing procedures.

The Audit Committee of the Board of Associated considers that the provision of the services referenced above to Associated is compatible with maintaining independence by KPMG LLP.

PROPOSAL 2

AMENDMENT OF THE ASSOCIATED BANC-CORP ARTICLES OF INCORPORATION

Subject to ratification by shareholders at the Annual Meeting, the Administrative Committee has recommended to the Board, and the Board has approved, an amendment to the Articles of Incorporation of Associated to increase the number of authorized shares of Associated Common Stock from 100,000,000 to 250,000,000 shares.

In 1997, shareholders approved the increase of authorized shares of Common Stock from 48,000,000 to 100,000,000; in 1993, shareholders approved the increase of authorized shares of Common Stock from 24,000,000 to 48,000,000; in 1990, the shareholders approved the increase of authorized shares of Common Stock from 12,000,000 to 24,000,000; in 1985, the shareholders approved the increase of authorized shares of Common Stock from 6,000,000 to 12,000,000; and in 1977, shareholders authorized 750,000 shares of Preferred Stock with a par value of $1 per share. As of the Record Date, there are 73,573,624 shares of Common Stock issued and outstanding, while no shares of Preferred Stock have been issued.

In the opinion of the Board, the number of shares of Common Stock presently available for issuance may be insufficient to meet future contingencies and needs. Associated may, from time to time, require additional shares of Common Stock for the purpose of making acquisitions, stock dividends, stock splits, or to raise additional equity for Associated’s operations and to take advantage of future corporate opportunities.

Although Associated does not anticipate the additional authorized shares being used in connection with a non-negotiated takeover, the availability of a substantial number of authorized but unissued shares provides Associated with the ability to issue shares in an effort to prevent such a takeover.

Holders of Common Stock have full voting rights, one vote for each share held of record. Shares of Common Stock are not convertible into other securities, are not subject to redemption or to any liability for further calls. There are no preemptive rights in connection with the issuance of any capital stock of Associated.

Authorized but unissued Common Stock will be subject to issuance at such times and for such considerations and under such circumstances as Associated’s Board shall determine without further action by the shareholders. Accordingly, the following resolution will be presented at the forthcoming Annual Meeting:

RESOLVED, That the first paragraph of Article III of the Articles of Incorporation of Associated Banc-Corp be amended to read as follows:
ARTICLE III CAPITAL STOCK
1.

The aggregate number of shares that the Corporation shall have authority to issue is 250,000,000 shares of Common Stock with a par value of $0.01 per share; and 750,000 shares of Preferred Stock with a par value of $1.00 per share.

The Board recommends that shareholders vote FOR the amendment to the Articles of Incorporation of Associated.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

Subject to ratification by shareholders at the Annual Meeting, the Audit Committee has recommended to the Board, and the Board has approved, the selection of the independent public accounting firm of KPMG LLP to audit Associated’s consolidated financial statements for the 2004 fiscal year. KPMG LLP audited Associated’s consolidated financial statements for the year ended December 31, 2003. It is expected that representatives of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

If the foregoing recommendation is rejected, or if KPMG LLP declines to act or otherwise becomes incapable of acting, or if its appointment is otherwise discontinued, the Audit Committee will appoint other independent accountants whose appointment for any period subsequent to the 2005 Annual Meeting of Shareholders shall be subject to the ratification by the shareholders at that meeting.

The Board recommends that shareholders vote FOR the selection of KPMG LLP as independent public accountants for the year ending December 31, 2004.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

As of the date of this Proxy Statement, Associated is not aware that any matters are to be presented for action at the meeting other than those described in this Proxy Statement. If any matters properly come before the Annual Meeting, the proxy form sent herewith, if executed and returned, gives the designated proxies discretionary authority with respect to such matters.

SHAREHOLDER PROPOSALS

Proposals of a shareholder submitted pursuant to Rule 14a-8 of the Securities and Exchange Commission (“Rule 14a-8”) for inclusion in the proxy statement for the annual meeting of shareholders to be held April 27, 2005, must be received by Associated at its executive offices not later than November 15, 2004. This notice of the annual meeting date also serves as the notice by Associated under the advance-notice Bylaw described below.

A shareholder that intends to present business other than pursuant to Rule 14a-8 at the next annual meeting, scheduled to be held on April 27, 2005, must comply with the requirements set forth in Associated’s Bylaws. To bring business before an annual meeting, Associated’s Bylaws require, among other things, that the shareholder submit written notice thereof to Associated’s executive offices not less than sixty (60) days or more than seventy-five (75) days prior to the meeting. Therefore, Associated must receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 no sooner than February 11, 2005, and no later than February 26, 2005. If notice is received before February 11, 2005, or after February 26, 2005, it will be considered untimely and Associated will not be required to present such proposal at the April 27, 2005, annual meeting.

By Order of the Board of Directors,

/s/ Brian R. Bodager

Brian R. Bodager
Chief Administrative Officer,
General Counsel & Corporate Secretary
Green Bay, Wisconsin

March 15, 2004

APPENDIX A

2003 Annual Meeting of Shareholders

You are cordially invited to attend the Annual Meeting of Shareholders of Associated Banc-Corp to be held at Lambeau Field, Legends Room – Associated Club Level, 1265 Lombardi Avenue, Green Bay, Wisconsin, at 11:00 a.m. on Wednesday, April 28, 2004.

Beginning at 10:00 a.m., we will again present an economic/investment update. Associated’s Wealth Management professionals will provide an update on the equity market and interest rate environment as they affect us as investors. If you plan to attend the Annual Meeting and/or the economic/investment update, please mark the appropriate box(es) on the proxy card. A continental breakfast is planned for 9:00 a.m.

Whether or not you plan to attend the annual meeting of shareholders, it is important that all shares be represented. Please vote and sign the proxy card printed above. Tear at the perforation and mail the proxy card in the enclosed postage-paid envelope at your earliest convenience or vote via the Internet.

We look forward to seeing you on April 28.

THANK YOU FOR VOTING. ALL VOTES ARE IMPORTANT! Do Not Return This Proxy Card if you are voting via the Internet.

ASSOCIATED BANC-CORP

1200 Hansen Road, Green Bay, WI 54304
This Revocable Proxy Is Solicited On Behalf Of
The Board Of Directors Of Associated Banc-Corp
For The Annual Meeting Of Shareholders To Be Held On April 28, 2004

     The undersigned hereby appoints Harry B. Conlon, Ronald R. Harder, and William R. Hutchinson, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Associated Banc-Corp (“Associated”) held of record by the undersigned on February 20, 2003, at the Annual Meeting of Shareholders to be held on April 28, 2004, or any adjournment thereof on the matters and in the manner indicated on the reverse side of this proxy card and described in the Proxy Statement of Associated. This proxy revokes all prior proxies given by the undersigned. If no direction is made, this proxy will be voted FOR Proposals 1, 2, and 3. If other matters come before the meeting, this proxy will be voted in accordance with the best judgment of the proxies appointed.

     The Board of Directors recommends a vote FOR the election of Directors and FOR Proposals 2, and 3.

Questions/Comments

(If you noted any questions/comments above, please mark corresponding box on other side.)

ALL VOTES ARE IMPORTANT! PLEASE MARK, SIGN, AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE OR VOTE VIA THE INTERNET.

1200 HANSEN ROAD
GREEN BAY, WI 54304

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Associated Banc-Corp, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Note: If you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible.

Your comments and
questions are welcome

For your convenience, we are providing space on the reverse side of this proxy card for any questions or comments you may have that you wish to have addressed either personally or at the Annual Meeting. We always appreciate your input and interest in Associated. You may e-mail comments or concerns to shareholders@associatedbank.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ASBNC1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ASSOCIATED BANC-CORP

Vote on Directors

1. Election of Directors	For Withhold For All All All Except	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.
01 Paul S. Beideman 02 Robert C. Gallagher 03 John C. Meng 04 Ruth M. Crowley	  
Vote on Proposals	For Against Abstain		For Against Abstain
2. To approve the amendment of the Associated Banc-Corp Articles of Incorporation to increase the number of authorized shares of Associated Banc-Corp common stock to 250,000,000 shares.	  	3. To ratify the selection of KPMG LLP as
independent auditors of Associated for the
year ending December 31, 2004.

Such other matters as may properly come before the meeting and all
		adjournments thereof.	  

Receipt of Notice of said meeting and of the Proxy Statement and Annual Report of Associated is hereby acknowledged. Please sign exactly as name appears hereon and date. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

For questions and/or comments, please check this box and write them on the back where indicated.	SPECIAL ACTION	Yes No
	Please indicate if you plan to attend the Economic/Investment Seminar	 
	Please indicate if you plan to attend the Shareholders Meeting	 

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date